As filed with the Securities and Exchange Commission on April 9, 2019

Registration No. 333-220367

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM F-3

REGISTRATION STATEMENT NO. 333-220367

UNDER

THE SECURITIES ACT OF 1933

eHi Car Services Limited

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	N/A
(jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Unit 12/F, Building No. 5, Guosheng Center, 388 Daduhe Road
Shanghai, 200062
The People’s Republic of China
(8621) 6468-7000

(Address and telephone number of Registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

(Name, address, and telephone number of agent for service)

With copies to:

Portia Ku, Esq.

Nima Amini, Esq.

Vincent Lin, Esq.

O’Melveny & Myers LLP

31st Floor, AIA Central

1 Connaught Road, Central

Hong Kong

Tel: +852 3512 2300

Approximate date of commencement of proposed sale to the public: Not Applicable.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

DEREGISTRATION OF SECURITIES

Pursuant to a Registration Statement on Form F-3 (Registration No. 333-220367) (as amended, the “Registration Statement”), eHi Car Services Limited (the “Registrant”) registered the offering of its Class A common shares, par value US$0.001 per share (the “Class A Shares”). The Registration Statement was initially filed with the Securities and Exchange Commission on September 6, 2017 and amended on September 7, 2017 and became effective on September 14, 2017. This Post-Effective Amendment to the Registration Statement is being filed solely for the purpose of deregistering any and all securities registered under the Registration Statement that remain unsold.

On February 18, 2019, the Registrant entered into an Amended and Restated Agreement and Plan of Merger with Teamsport Parent Limited (“Parent”) and Teamsport Bidco Limited (“Merger Sub”), a wholly-owned subsidiary of Parent (the “Merger Agreement”). On April 8, 2019, at an extraordinary general meeting, the shareholders of the Registrant voted to adopt the Merger Agreement and the transactions as contemplated thereby.

On April 9, 2019 (the “Effective Time”), pursuant to the Merger Agreement, Merger Sub was merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving company and a wholly owned subsidiary of Parent. Upon the completion of the Merger, all outstanding Class A Shares (except certain Class A Shares held by Parent which continue to exist without interruption and represent one validly issued, fully paid and non-assessable ordinary share of the surviving company without any payment) and American Depositary Shares of the Registrant were cancelled. In connection with the Merger, the Registrant has terminated all offerings of the Registrant’s securities pursuant to its existing registration statements, including the Registration Statement. The Registrant hereby removes from registration all securities registered under the Registration Statement that remain unsold as of the Effective Time and terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post-Effective Amendment No. 1 to its Registration Statement on Form F-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, the People’s Republic of China on April 9, 2019.

eHi Car Services Limited

By:	/s/ Colin Chitnim Sung
Name:	Colin Chitnim Sung
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No.1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ray Ruiping Zhang	Sole Director and Chief Executive Officer	April 9, 2019
Ray Ruiping Zhang	(principal executive officer)

/s/ Colin Chitnim Sung	Chief Financial Officer	April 9, 2019
Colin Chitnim Sung	(principal financial and accounting officer)

Signature of authorized representative in the United States

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this Post-Effective Amendment No.1 to the Registration Statement in Newark, Delaware on April 9, 2019.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director